UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

April 29, 2005

Date of Report: (Date of earliest event reported)

Computer Associates International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9247	13-2857434

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Computer Associates Plaza, Islandia, New York		11749

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (631) 342-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 29, 2005, Computer Associates International, Inc. (the “Company”) entered into a deferred compensation plan (the “Plan”) and related trust agreement (the “Trust”) for the benefit of John A. Swainson, the Company’s President and Chief Executive Officer. The Plan and Trust fulfill the Company’s obligation under Mr. Swainson’s employment agreement entered into on November 22, 2004, to provide him with the present value of $2.8 million in respect of certain benefits he would have received had he remained employed with International Business Machines Corporation plus interest on such amount since the execution of Mr. Swainson’s employment agreement. Mr. Swainson has an initial deferred compensation account balance of $2,835,000 and is entitled to notionally allocate his account balance among various investment options for the purpose of determining the value of his account. The Plan provides for Mr. Swainson to receive in cash the lump sum value of his deferred compensation balance upon the earliest of (i) his death, (ii) six months after his separation from service (as defined in the Plan) or (iii) a Change in Control (as defined in the Plan). The Trust is in the form of a so-called “rabbi trust” whose assets are subject to the claims of the Company’s creditors.

The foregoing descriptions of the Plan and Trust do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 respectively hereto and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit 10.1	Computer Associates International, Inc. Deferred Compensation Plan for John A. Swainson, dated April 29, 2005.

Exhibit 10.2	Trust Agreement between Computer Associates International, Inc. and Fidelity Management Trust Company, dated as of April 29, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Computer Associates International, Inc.
Dated: May 4, 2005	By:	/s/ Kenneth V. Handal
Kenneth V. Handal
Executive Vice President, General Counsel and Corporate Secretary